Exhibit 99.2

ANDRX CORPORATION AND SUBSIDIARIES

These Financial Statements contain registered trademarks held by Andrx Corporation, its subsidiaries and third parties.

Andrx Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,660	$34,066
Short-term investments available-for-sale, at market value	293,457	247,957
Accounts receivable, net of allowance for doubtful accounts of $4,026 and $3,624 at June 30, 2006 and December 31, 2005, respectively	149,712	148,186
Inventories	229,513	235,040
Deferred income tax assets, net	74,142	62,432
Assets held for sale	29,319	29,319
Prepaid and other current assets	14,980	15,152
Total current assets	806,783	772,152

Long-term investments available-for-sale, at market value	58,431	123,105
Property, plant and equipment, net	233,450	249,224
Goodwill	7,665	7,665
Other intangible assets, net	3,366	4,590
Other assets	10,554	10,178
Total assets	$1,120,249	$1,166,914
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,899	$169,664
Accrued expenses and other liabilities	94,123	88,990
Total current liabilities	213,022	258,654

Deferred income tax liabilities	30,152	31,856
Deferred revenue	105,192	99,494
Total liabilities	348,366	390,004

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock; $0.001 par value, 1,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.001 par value, 200,000 shares authorized; 73,881 and 73,567 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	74	74
Additional paid-in capital	522,477	532,376
Restricted stock units, net	—	(14,634)
Retained earnings	250,471	260,340
Accumulated other comprehensive loss, net of income tax benefit	(1,139)	(1,246)
Total stockholders’ equity	771,883	776,910

Total liabilities and stockholders’ equity	$1,120,249	$1,166,914

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these unaudited condensed consolidated balance sheets.

Andrx Corporation and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Distributed products	$177,444	$168,821	$336,535	$348,546
Andrx products	68,509	78,335	137,024	170,749
Licensing, royalties and other	8,798	14,554	22,621	20,798
Total revenues	254,751	261,710	496,180	540,093

Operating expenses:
Cost of goods sold	203,131	199,640	410,593	400,794
Selling, general and administrative	41,011	39,087	84,412	101,840
Research and development	12,977	12,569	26,547	24,680
Goodwill impairment charge	—	—	—	26,316
Total operating expenses	257,119	251,296	521,552	553,630
Income (loss) from operations	(2,368)	10,414	(25,372)	(13,537)
Other income (expense):
Equity in earnings of unconsolidated joint ventures	615	715	1,291	1,739
Interest income	3,980	2,355	7,873	3,961
Interest expense	—	(584)	—	(1,270)
Income (loss) before income taxes and cumulative effect of a change in accounting principle	2,227	12,900	(16,208)	(9,107)
Provision (benefit) for income taxes	790	4,902	(5,644)	(52,442)
Income (loss) before cumulative effect of a change in accounting principle	1,437	7,998	(10,564)	43,335
Cumulative effect of a change in accounting principle, net of income taxes of $408	—	—	695	—
Net income (loss)	$1,437	$7,998	$(9,869)	$43,335

Earnings (loss) before cumulative effect of a change in accounting principle per share:
Basic	$0.02	$0.11	$(0.14)	$0.59
Diluted	$0.02	$0.11	$(0.14)	$0.59

Earnings (loss) per share:
Basic	$0.02	$0.11	$(0.13)	$0.59
Diluted	$0.02	$0.11	$(0.13)	$0.59

Weighted average shares of common stock outstanding:
Basic	73,877	73,224	73,770	73,119
Diluted	74,476	73,657	73,770	73,624

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these unaudited condensed consolidated statements.

Andrx Corporation and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Net (loss) income	$(9,869)	$43,335
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	17,887	17,429
Provision for doubtful accounts	1,214	995
Non-cash impairment charges	16,837	26,865
Non-cash share-based compensation	2,137	1,360
Amortization of deferred revenue	(4,302)	(1,302)
Equity in earnings of unconsolidated joint ventures	(1,291)	(1,739)
Deferred income tax benefit	(13,884)	(20,264)
Change in liabilities for uncertain tax positions	(38)	(32,344)
Excess income tax benefit on share-based awards	200	1,162
Cumulative effect of a change in accounting principle, net of income taxes of $408	(695)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,740)	10,122
Inventories	5,527	35,561
Prepaid and other current assets	172	(17,034)
Other assets	(146)	109
Accounts payable	(50,765)	1,012
Accrued expenses and other liabilities	1,730	(11,581)
Deferred revenue	10,000	10,000
Net cash (used in) provided by operating activities	(28,026)	63,686

Cash flows from investing activities:
Purchases of investments available-for-sale	(266,837)	(342,776)
Maturities and sales of investments available-for-sale	286,180	206,935
Purchases of property, plant and equipment, net	(14,830)	(13,049)
Proceeds from the sale and licensing of assets and rights	—	73,333
Distributions from unconsolidated joint ventures	1,061	3,629
Refund of deposit for product rights	—	10,000
Payment for product rights	—	(4,500)
Net cash provided by (used in) investing activities	5,574	(66,428)

Cash flows from financing activities:
Proceeds from issuances of common stock in connection with exercises of stock options	3,323	3,260
Proceeds from issuances of common stock in connection with the employee stock purchase plan	495	643
Principal payments on capital lease obligations	—	(1,530)
Excess income tax benefit on share-based awards	228	—
Net cash provided by financing activities	4,046	2,373

Net decrease in cash and cash equivalents	(18,406)	(369)
Cash and cash equivalents, beginning of period	34,066	42,290
Cash and cash equivalents, end of period	$15,660	$41,921

	Three Months Ended
	June 30,
	2006	2005

Supplemental disclosure of non-cash investing and financing activities:
Issuance of restricted stock units, net	$—	$(11,602)

In accordance with Statement of Financial Accounting Standards 123 (revised 2004), “Share-Based Payment,” effective January 1, 2006, the Company reversed the unearned compensation balance related to restricted stock units, included in restricted stock units, net in the December 31, 2005 Consolidated Balance Sheet, against additional paid-in capital. In 2006, the Company granted 429 restricted stock units with a value of $8,429. During the six months ended June 30, 2005, the Company granted 574 restricted stock units with a value of $12,432 (see Note 13).

In the June 30, 2005 Unaudited Condensed Consolidated Balance Sheet, the Company recorded $11,667 of other current assets and deferred revenues as a result of meeting certain supply requirements related to the Sciele Pharma, Inc. (formerly known as First Horizon Pharmaceutical Corporation) transaction related to its Altoprev® brand pharmaceutical product (see Note 4).

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these unaudited condensed consolidated statements.

Andrx Corporation and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2006

(in thousands, except for per share amounts)

(1)           General

The accompanying unaudited condensed consolidated financial statements for each period include the condensed consolidated balance sheets, statements of operations and cash flows of Andrx Corporation and subsidiaries (Andrx or the Company). All significant intercompany items and transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to the SEC’s rules and regulations. However, management believes that the disclosures contained herein are adequate to make the information presented not misleading. In the opinion of management, the unaudited condensed consolidated financial statements reflect all material adjustments (which include normal recurring adjustments) necessary to present fairly the Company’s unaudited financial position, results of operations and cash flows. The unaudited results of operations for the three and six months ended June 30, 2006, and cash flows for the six months ended June 30, 2006, are not necessarily indicative of the results of operations or cash flows that may be expected for the remainder of 2006. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (2005 Annual Report).

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

In the Unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2005, the Company reclassified $2,641 and $3,321, respectively, for R&D services rendered, previously reflected as a reduction to R&D, to licensing, royalties and other revenue.

In the Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2005, the Company reclassified $2,277 from change in accrued expenses and other liabilities to change in accounts receivable, as a result of the reclassification of certain sales allowances from accrued expenses and other liabilities to accounts receivable, net.

In the Unaudited Condensed Consolidated Balance Sheet as of December 31, 2005, the Company reclassified $24,827 from property, plant and equipment, net, $2,156 from accrued expenses and other liabilities, $8,494 from deferred income taxes assets, net, and $1,846 from deferred income tax liabilities to assets held for sale (see Note 6).

(2)           Overview

Merger Agreement With Watson Pharmaceuticals, Inc.

On March 12, 2006, the Company entered into an agreement and plan of merger (Merger Agreement) with Watson Pharmaceuticals, Inc. Pursuant to the terms of the Merger Agreement and subject to the satisfaction of certain customary closing conditions, Watson will acquire all of the outstanding shares of the Company’s common stock for $25.00 in cash per share. All stock options outstanding immediately prior to the merger will be cancelled, and each in-the-money stock option outstanding will be exchanged for the difference in cash between $25.00 and its exercise price. Each restricted stock unit (RSU) outstanding immediately prior to the merger will be cancelled in exchange for $25.00 in cash.

The Board of Directors of the Company has unanimously approved the Merger Agreement. The Merger Agreement contains customary representations and warranties between the parties. The parties also have agreed to certain customary covenants and agreements, relating to the operation of the Company’s business between signing and closing, the solicitation of proposals with respect to alternative transactions, governmental filings and approvals, employee benefits and other matters.

The Company filed a Hart-Scott-Rodino (HSR) notification and report form (HSR Notification) with the Department of Justice and the Federal Trade Commission (FTC) on March 31, 2006. The Company and Watson received a second request for additional documentation from the FTC related to the HSR Notification on May 1, 2006, to which responses were submitted.

The Company filed its definitive proxy statement seeking approval of the merger from its stockholders on May 18, 2006. The stockholders approved the merger at a special meeting held on June 28, 2006.

Consummation of the merger, which is expected to occur in the third or fourth quarter of 2006, is subject to the satisfaction of certain customary closing conditions including, among others, (i) the expiration of the applicable waiting period under the HSR Antitrust Improvements Act of 1976, as amended, and (ii) no material adverse effect, as defined.

On July 7, 2006, Watson and the Company amended the Merger Agreement. Under the initial terms of the Merger Agreement, either Watson or the Company could have terminated the Merger Agreement and abandoned the merger at any time on or after September 12, 2006, subject to certain conditions. The amendment extends the September 12, 2006 date to November 13, 2006, in the event that the merger cannot be consummated solely because: (i) the waiting period applicable to the consummation of the merger under the HSR Antitrust Improvements Act of 1976, as amended, has not expired or been terminated, (ii) a governmental entity has enjoined or prohibited the consummation of the merger, or (iii) there is a pending antitrust proceeding that would prohibit the consummation of the merger or that would otherwise have a material adverse effect for Watson and its subsidiaries, taken as a whole on a post-merger basis.

The amendment also provides that in the event that the representations and warranties that will be made by the Company in the Merger Agreement are true and correct on September 12, 2006, then such representations and warranties, with limited exceptions, will be deemed to be true on all dates subsequent to September 12, 2006. In addition, in the event that no material adverse effect has occurred with regard to the Company or its ability to consummate the merger on September 12, 2006, then no such material adverse effect will be deemed to exist on all dates subsequent to September 12, 2006.

For the three and six months ended June 30, 2006, Andrx incurred $3,861 and $6,619, respectively, in merger costs, which are included in selling, general and administrative expenses (SG&A) in the Corporate and Other segment in the Unaudited Condensed Consolidated Statement of Operations.

FDA Status

In September 2005, the Company learned that the Food and Drug Administration (FDA) had placed it in Official Action Indicated (OAI) status relating to the FDA’s May 2005 current Good Manufacturing Practices (cGMP) inspection of its Davie, Florida manufacturing facility and the related issuance of a Form 483 List of Inspectional Observations (May 2005 Form 483). The Company has fully responded to the May 2005 Form 483. The effect of an OAI designation is that FDA approval of pharmaceutical product applications are withheld. During the OAI status, the Company continues to submit and the FDA continues to review applications. In January 2006, the FDA conducted a regulatory inspection related to adverse drug event reporting and customer complaint handling and issued a Form 483 List of Inspectional Observations (January

2006 Form 483). On February 10, 2006, the Company responded to the January 2006 Form 483 and provided an update on May 25, 2006 to its response. On March 6, 2006, the FDA commenced a cGMP inspection of the Davie, Florida manufacturing facility and on April 18, 2006, the FDA issued a Form 483 List of Inspectional Observations consisting of nine observations (April 2006 Form 483). The Company submitted its response to the FDA on May 5, 2006, which addressed ongoing and planned improvements to enhance two quality systems and provided two updates on June 16, 2006 and July 20, 2006 to its response. The Company believes it has already implemented responsive actions to certain observations in the April 2006 Form 483, and is in the process of addressing the remainder of the observations. On July 25, 2006, the Company met with the FDA in Washington, D.C. to further discuss its responses to the April 2006 Form 483. The Company believes that resolution of the OAI status is primarily dependent upon resolving the FDA’s observations concerning the Davie, Florida manufacturing facility, which would include, among other things, the FDA’s assessment of the Company’s response to the April 2006 Form 483 and the FDA’s previous 483s. If at any time, the FDA determines that the Company’s compliance is not satisfactory, the FDA could initiate enforcement actions to address any cGMP or other violations.

(3)           Summary of Significant Accounting Policies

Since December 31, 2005, none of the critical accounting policies, or the Company’s application thereof, as more fully described in the Company’s 2005 Annual Report, has significantly changed. Certain critical accounting policies have been presented below due to the significance of related transactions during the three and six months ended June 30, 2006.

Use of Estimates

The preparation of these interim financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. The most significant estimates the Company has made include, but are not limited to, those related to revenue recognition, sales allowances, allowance for doubtful accounts, inventories and cost of goods sold, determining the useful life or impairment of goodwill and other long-lived assets, litigation settlements and related liabilities, income taxes, self-insurance programs, and share-based compensation. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for reasonableness, including estimates provided by third parties. Appropriate adjustments to the estimates will be made prospectively, as necessary, based on such periodic evaluations. Management bases its estimates on, among other things, currently available information, market conditions, historical experience and various assumptions, which together form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although management believes that the Company’s assumptions are reasonable under the circumstances, estimates would differ if different assumptions were utilized and these estimates may prove in the future to have been inaccurate.

Pre-Launch Inventories

There are typically few risks and uncertainties concerning market acceptance of approved generic products because the reference brand product has an established demand, and the lower priced generic product may be substituted for that reference brand product. In order to optimize the profit potential and avoid being at a competitive disadvantage, the Company has from time to time made, and may hereafter make, commercial quantities of its product candidates prior to the date that Andrx anticipates that its Abbreviated New Drug Application (ANDA) submissions for such products will receive FDA final marketing approval (FDA Approval), and/or the Company has achieved a satisfactory resolution of pending patent issues, which may involve litigation, with respect to such product. The Company refers to these inventories as “pre-launch inventories.”

Having commercial quantities of pre-launch inventories of its product available for shipment on the day Andrx obtains the ability to prudently market its product (i.e., after FDA Approval and without undue patent infringement or other risks) requires the Company to, among other things, begin to validate its manufacturing processes in accordance with FDA regulations well before the date the Company anticipates its product will be approved and/or shipped. In addition, a “scale-up” process may be undertaken prior to validation. The scale-up process is performed, when technically feasible and regulatorily permissible, to modify the equipment and processes employed in the manufacture of its product to increase manufacturing lot sizes. Scale-up activities are expensed to research and development (R&D), including the raw material used in such activities.

Active pharmaceutical ingredients (API) for planned product launches are generally purchased well in advance of the anticipated product approval and are carried at cost. Such API generally have shelf lives of five years or more, and often can be sold if not used or returned to the vendor.

The Company generally determines whether its ANDA is approaching FDA Approval based on communications with representatives of the FDA’s Office of Generic Drugs (OGD) and other factors. The Company generally determines whether it will be able to market its product, without undue patent or other risks, based on communications with internal and external patent and litigation counsel. The decision to begin the manufacture of pre-launch inventory is based upon management’s estimates of the time required to conduct the activities necessary to enable the Company to have sufficient quantities on hand on the date it anticipates its product can be prudently marketed. In making that decision, the Company also considers numerous other factors, including but not limited to, its ability to meet the manufacturing specifications that it anticipates will likely be approved for its product, the projected time necessary for the Company to successfully scale-up its production process and thereafter make both the validation lots and the anticipated launch quantities of its product, its manufacturing capacity and resources, the expiration dates of any patents or exclusivities that might prevent the launch of its product, the expected level of market share and competition for its product, and other events that might potentially affect Andrx’s willingness or ability to market its product. As the Company’s product will generally have a shelf life of two years commencing at the start of production, the Company will time its decision to begin the manufacture of pre-launch inventory so that it will have sufficient remaining commercial shelf life (generally 12 months or more) at the anticipated launch date for its product.

The decision to capitalize the cost of its pre-launch inventory typically requires the Company to consider whether its manufactured product will likely have sufficient remaining commercial shelf life at the time it anticipates that the product will be sold, whether its product will be manufactured in accordance with the specifications that will likely be approved for its product, and whether there has not been any adverse change in its belief that it will likely prevail in any patent infringement litigation involving its ANDA product. Based upon the Company’s review of these factors, and its determination that it will derive probable future economic benefits from its pre-launch inventories, the Company will capitalize any direct and indirect manufacturing costs it incurs during the manufacture of such inventories, including the validation lots (such lots are permitted to be sold).

After such inventory has been produced, the Company will continue to evaluate the probable future economic benefits that it expects to derive from such pre-launch inventories and whether such inventories are stated at the lower of cost or market. This ongoing evaluation considers, among other things, the remaining shelf life of that inventory, current and expected market conditions, the amount of inventory on hand, the substance of any later communications with the FDA during the regulatory approval process and the then current views of its patent and/or litigation counsel. As appropriate, the Company will reassess these determinations and will make provisions through cost of goods sold to reduce pre-launch inventories to net realizable value. In the event the factors above do not provide a basis for determining that there is a probable future economic benefit, the manufactured cost of such pre-launch inventories, including API used in the manufacturing process, would be expensed as incurred in cost of goods sold.

Production of pre-launch inventories involves the risks that FDA may not approve such product(s) for marketing on a timely basis, if ever, that such approval may require additional or different testing and/or specifications than what was performed in the manufacture of such pre-launch inventories, and/or that the results of related litigation, Citizen Petitions, or other legal issues may not be satisfactory. If these risks were to materialize, provisions may be required to reduce the inventories to their net realizable value, if any. Such additional provisions could be material. Generally, pre-launch inventories related to publicly disclosed product candidates are separately identified except in circumstances where management believes such disclosure would place the Company at a competitive disadvantage to do so.

Impairment or Disposal of Long-Lived Assets

The Company utilizes the provisions of Statement of Financial Accounting Standards (SFAS) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of its long-lived assets or whether the remaining balance of long-lived assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the long-lived assets to determine whether impairment has occurred. Fair value, as determined by appraisal or discounted cash flow analysis, is compared to the carrying value in calculating any impairment (see Note 6).

Goodwill Impairment

Under the purchase method of accounting for acquisitions, goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The Company accounts for goodwill under the provisions of SFAS 142, “Goodwill and Other Intangible Assets.” Goodwill is subject to an assessment for impairment in value by applying a fair-value based test on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any applicable impairment loss is the amount, if any, by which the implied fair value of goodwill is less than the carrying value (see Note 4).

Revenue Recognition, including Sales Allowances

Distributed product revenues are derived from the sale of pharmaceutical products purchased from third parties, including generic products sold on behalf of the Company’s unconsolidated joint ventures. Andrx product revenues include its generic and brand product revenues. Andrx generic product revenues are derived from the sale of generic products either manufactured by Andrx pursuant to its ANDAs or sold with its National Drug Code (NDC), but exclude generic products sold on behalf of its unconsolidated joint ventures. Andrx brand product revenues were revenues derived from the sale of brand products either manufactured by the Company pursuant to its New Drug Applications (NDAs) or sold with its NDC through March 31, 2005.

Andrx distributed product revenues and the related cost of goods sold are recognized at the time the product is accepted by its customers.

Andrx generic and brand product revenues and the related cost of goods sold are recognized after products are accepted by its customers and are based on its estimates of when such products will be pulled through the distribution channel. The Company defers recognition of revenue and the related cost of goods sold where it believes the customer has more than a reasonable level of inventory, taking into account, among other things, historical prescription data provided by external independent sources, projected prescription data, historical purchases and demand, terms and incentives granted to customers, customers’ right of return, levels of competition, competing product introductions, and its product inventory levels at customers, all of which management periodically evaluates.

Sales allowances for estimated discounts, rebates, returns, chargebacks, shelf stock adjustments and other sales allowances are established by the Company concurrently with the recognition of revenue. Sales allowances are recorded in the Unaudited Condensed Consolidated Balance Sheets as reductions to accounts receivable, net or accrued expenses and other liabilities, as appropriate.

Andrx’s most significant sales allowances vary depending upon the business segment. In the distribution business, the most significant sales allowances are for estimated returns, discounts and rebates. Sales allowances for estimated discounts and rebates have historically been predictable and less subjective. In the generic business, the most significant sales allowances are for estimated discounts, customer and Medicaid rebates, returns, chargebacks and shelf stock adjustments. Of these estimates, the estimates for returns, chargebacks and shelf stock adjustments are more subjective and, consequently, may be subject to more fluctuation. In the brand business, the most significant sales allowances were for estimated discounts, returns, Medicaid rebates and managed care rebates. Of these estimates, the estimates for returns are more subjective and, therefore, may be subject to more fluctuation.

Sales allowances are established based upon consideration of a variety of factors, including, but not limited to, prescription data, customers’ inventory reports and other information received from customers and other third parties, customers’ right of return, historical information by product, the number and timing of competitive products approved for sale, both historically and as projected, the estimated size of the market for the Company’s products, current and projected economic and market conditions, anticipated future product pricing, future levels of prescriptions for the products and analyses that are performed. Management believes that the sales allowances are reasonably determinable and are based on the information available at that time to arrive at the best estimate. The key assumptions management uses to arrive at its best estimate of sales allowances are its estimates of inventory levels in the distribution channel, future price changes and potential returns, as well as historical information by product. The estimates of prescription data, inventory at customers and in the distribution channel are subject to the inherent limitations of estimates that rely on third party data, as certain third party information may itself rely on estimates, and reflect other limitations.

Rebates and discounts are estimated based on historical payment experience, historical relationships to revenues and contractual arrangements. Management believes that such estimates are readily determinable due to the limited number of assumptions involved and the consistency of historical experience. Estimated chargebacks, returns and shelf stock adjustments involve more subjective judgments and are more complex in nature. Actual product returns, chargebacks, shelf stock adjustments and other sales allowances incurred are dependent upon future events. Management periodically monitors the factors that influence sales allowances and makes adjustments to these provisions when it believes that actual results may differ from established allowances. If conditions in future periods change, revisions to previous estimates may be required, potentially in significant amounts. Changes in the level of provisions for estimated product returns, chargebacks, shelf stock adjustments and other sales allowances will affect revenues.

Sales allowances for estimated discounts, returns, chargebacks, shelf stock adjustments, and certain rebates are recorded as reductions to accounts receivable. Sales allowances for estimated Medicaid, managed care and certain other rebates are recorded as accrued liabilities. Sales allowances are included in the Unaudited Condensed Consolidated Balance Sheets as follows:

	June 30,	December 31,
	2006	2005
Accounts receivable, net	$55,133	$53,046
Accrued expenses and other liabilities	12,748	13,409
Total	$67,881	$66,455

When other parties market the Company’s products or when the Company is entitled to licensing and royalty revenues under collaborative agreements, the Company recognizes revenue based on information supplied by the other parties related to shipment to, and its customers’ acceptance of, the products, less estimates for sales allowances. The Company receives periodic reports from other parties that support the revenues it recognizes, and amounts recognized are then compared to the cash remitted to the Company. Such revenues are subject to several estimates, similar to those the Company experiences with the sales of its products. The Company periodically monitors the factors that influence these sales allowances and conducts inquiries of the other parties regarding these estimates, including the use of independent third parties to conduct a review of these estimates as allowed under the agreements. Such estimates are revised as changes become known and may be significant.

When Andrx markets other parties’ products under collaborative agreements, the Company’s estimates of sales allowances are generally subject to review by independent third parties as allowed under the agreements.

When the Company receives licensing and royalty payments, it recognizes revenue for those payments when the obligations associated with the earning of that revenue have been satisfied, based upon the terms of the contract. If obligations associated with the earning of that revenue remain, the Company will defer recognition of all or a portion of the payment, whether or not it is refundable, and recognize such amount over future periods, as appropriate.

When the Company enters into revenue arrangements with multiple deliverables, it evaluates and determines whether the deliverables are separate units of accounting, divides the deliverables into separate units of accounting, when possible, and recognizes revenue in accordance with the provisions of Emerging Issues Task Force (EITF) Issue 00-21 “Revenue Arrangements with Multiple Deliverables” and Staff Accounting Bulletin (SAB) 104, “Revenue Recognition” (see Note 4).

When the Company manufactures products for others, such as Fortamet® and Altoprev for Sciele Pharma, Inc. (formerly known as First Horizon Pharmaceutical Corporation), it recognizes the contract manufacturing revenue when product is shipped. When the Company provides R&D services to others, it recognizes revenue when the services are rendered.

Share-Based Compensation – Prior to the Adoption of SFAS 123(R)

Effective January 1, 2006, the Company adopted SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) using the modified prospective application, whereby it began recognizing share-based compensation expense in the Unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2006 for stock options and the Company’s Employee Stock Purchase Plan (ESPP). In addition, while the Company has always recognized share-based compensation expense related to RSUs, forfeitures were recognized as they occurred. However, under SFAS 123(R), forfeitures are now being estimated when recognizing compensation cost, based on historical experience (see Note 13).

Prior to January 1, 2006, the Company accounted for share-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock options were granted under those plans with an exercise price equal to the market value of the underlying common stock on the date of grant. Accordingly, no share-based employee compensation expense for stock options is reflected in the Unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2005. For RSU grants, the fair value on the date of the grant was fixed and amortized on a straight-line basis over the related period of service for service based grants and over the performance period for performance based grants to the extent management believed the performance based criteria would be achieved. Such amortization expense was included in SG&A in the Unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2005.

The following table summarizes Andrx’s pro forma consolidated results of operations as though the provisions of the fair value-based method of accounting for employee share-based compensation of SFAS 123 “Accounting for Stock-Based Compensation” (SFAS 123) had been used:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net income:
As reported	$7,998	$43,335
Add: share-based employee compensation expense included in reported net income, net of related tax effect	512	857
Deduct: total share-based employee compensation expense determined under the fair value-based method for all awards, net of related tax effect	(1,154)	(23,282)
Pro forma net income	$7,356	$20,910

Basic earnings per common share:
As reported	$0.11	$0.59
Pro forma	$0.10	$0.29

Diluted earnings per common share:
As reported	$0.11	$0.59
Pro forma	$0.10	$0.28

During 2005, the Company discontinued its practice of issuing options, and on March 2, 2005, the Company accelerated the vesting of out-of-the-money unvested stock options based on a review of its long-term incentive programs in light of current market conditions and the issuance of SFAS 123(R). An option was considered out-of-the-money if the exercise price was greater than the March 2, 2005 NASDAQ market closing price of $21.57. As a result of the acceleration, options outstanding at March 2, 2005 to acquire approximately 2,000 shares of common stock, with a weighted-average exercise price of $34.98, became immediately exercisable. The acceleration of the vesting of these stock options eliminates the need for recognizing compensation expense associated with these options. In accordance with APB Opinion 25, this acceleration did not result in the recognition of any compensation expense; however, under the fair value-based method of accounting of SFAS 123, compensation expense would have been recognized, resulting in the significant increase in pro forma compensation expense for 2005.

The Company revised the quarterly pro forma disclosure for 2005 to reflect the capitalization of certain share-based compensation costs to inventory. Previously, such costs were not capitalized due to immateriality. However, the Company’s acceleration of the vesting of out-of-the-money unvested stock options on March 2, 2005 resulted in a significant increase in compensation expense under the fair value-based method of accounting in the pro forma disclosures for the three months ended March 31, 2005. As a result, the capitalization of certain share-based compensation costs to inventory increased the pro forma net income and diluted earnings per share for the first quarter of 2005 by $4,810 and $0.07, respectively; decreased the pro forma net income and diluted earnings per share for the second quarter of 2005 by $614 and $0.01, respectively; and decreased the pro forma net income and diluted earnings per share for the third quarter of 2005 by $5,266 and $0.07, respectively.

The fair value of options was estimated using the Black-Scholes option pricing model and the following assumptions:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Risk-free interest rate	—	4.2%
Average life of options (years)	—	6.0
Average volatility	—	70%
Dividend yield	—	—

The Company uses a risk-free interest rate based on U.S. Treasury zero-coupon issues with a term equal to the expected life of the option being valued. The expected term is based on historical exercise patterns. Volatility is based on the Company’s historical realized volatility over the expected term. The Company has never paid any cash dividends, nor does it intend to pay any cash dividends in the future. Under the SFAS 123 pro forma disclosures shown above, forfeitures were recognized as they occurred. However, under SFAS 123(R), forfeitures are now being estimated when recognizing compensation cost, based on historical experience.

The weighted-average fair values per share of Andrx stock options, as of the respective dates of grant, were $14.23, $18.52, and $12.95 for stock options granted during the years ended December 31, 2005, 2004 and 2003, respectively. There were no stock options granted subsequent to March 31, 2005.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model, like all option valuation models, requires highly subjective assumptions including expected stock price volatility.

Income Taxes

The Company’s estimated annual effective tax rate is based on estimates of expected income, statutory tax rates and tax planning strategies. Significant judgment is required in determining the effective tax rate and the ultimate resolution of tax return positions. Despite the Company’s belief that its tax return positions are correct, it is the Company’s policy to establish liabilities for uncertain tax positions that may be impacted by examinations by tax authorities. Liabilities for uncertain tax positions are analyzed periodically and adjustments are made as events occur to warrant such adjustment. It is reasonably possible that the Company’s effective tax rate and/or cash flows may be materially impacted by the ultimate resolution of its tax positions.

Recent Accounting Pronouncements

Inventory Costs

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, “Inventory Costs,” amending the guidance in Accounting Research Bulletin (ARB) 43, Chapter 4, “Inventory Pricing” by clarifying the accounting for certain items. SFAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges, and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, however, earlier application is permitted. The Company adopted SFAS 151 and it did not have an impact on the Company’s Unaudited Condensed Consolidated Financial Statements.

Share-Based Payment

In December 2004, the FASB issued SFAS 123(R). SFAS 123(R) requires the cost of share-based payment transactions, including share options, restricted share plans, and employee share purchase plans, to be recognized in financial statements. The cost of these transactions will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) replaces SFAS 123 and supersedes APB Opinion 25. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. In 2005, the SEC extended the compliance dates and public companies are required to apply the provisions of SFAS 123(R) no later than the first fiscal year that begins after June 15, 2005. Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective application (see Note 13).

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion 20 “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 changes the requirements for the accounting for and reporting of changes in accounting principles, requiring retrospective application to prior periods’ financial statements, unless it is impracticable to do so. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. This statement did not have an impact on the Company’s Unaudited Condensed Consolidated Financial Statements.

Accounting for Uncertainty in Income Taxes

On July 13, 2006, FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,” was issued. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 on its consolidated financial statements, but is not yet in a position to determine the impact of the standard.

(4)           Dispositions

Fortamet and Altoprev

In December 2004, the Company’s Board of Directors approved a plan to divest, or seek other strategic alternatives for its brand pharmaceutical business. On March 28, 2005, the Company entered into agreements with Sciele Pharma for the sale and licensing of certain rights and assets related to its former Fortamet and Altoprev brand pharmaceutical products, and the manufacturing and supply of these products, at which time the Company received $50,000 related to Fortamet. After meeting certain supply requirements, as defined, the Company received $35,000 in proceeds for Altoprev, which are refundable if certain supply requirements, as defined, are not maintained. That contingency abates ratably over a 30-month period, which began in August 2005. The Company is also entitled to receive royalties of 8% and 15% of net sales, as defined, from Sciele Pharma’s sales of Fortamet and Altoprev, respectively, until a respective product encounters generic competition, at which time the Company will have rights to the authorized generic. The Company has retained its obligation to pay a royalty to Sandoz Inc. related to net sales of Fortamet, as defined, until May 2009, which is subject to certain annual minimums ranging from $4,000 to $5,000 and a $10,000 annual maximum. The manufacturing and supply agreement for Fortamet and Altoprev entered into with Sciele Pharma is for a ten-year term and is subject to a two-year notice of intent by the Company to terminate beginning five years after the date the agreement was executed. Transaction costs of approximately $1,778 were deferred and recorded in other assets, and are being amortized to cost of goods sold over the ten-year term of the manufacturing and supply agreement.

The transaction with Sciele Pharma constitutes a revenue arrangement with multiple deliverables consisting of (i) the licensing of the rights to the products and (ii) the manufacture and supply of the products. The Company does not have objective and reliable evidence of the fair value of the licensing of the rights to Fortamet and Altoprev, nor can it determine the fair value of the contract manufacturing services because it cannot reliably estimate future prescription levels or the timing of potential generic introductions of each respective product. As a result, the $85,000 of fees received from Sciele Pharma are being deferred and recognized as revenue on a straight-line basis over the ten-year term of the manufacturing and supply agreement. Since the Company is required to refund a portion of the $35,000 Altoprev proceeds in the event that the Company is unable to maintain certain supply requirements, as defined, the Company will recognize deferred revenue related to Altoprev as that contingency abates.

Prior to the disposition, the Brand Business Segment included $26,316 of goodwill, which the Company evaluated for impairment subsequent to the Sciele Pharma transaction. The remaining Entex® and Anexsia® brand product lines do not require sales force promotion. As a result, in the first quarter of 2005, the Company made the decision to terminate substantially all of its brand business employees, which effectively completed the disposition of the brand business. Consequently, the brand business goodwill was deemed to have no implied fair value. Accordingly, in the first quarter of 2005, the Company recorded a non-cash goodwill impairment charge of $26,316, shown separately in the Unaudited Condensed Consolidated Statement of Operations for the six months ended June 30, 2005.

During the 2005 first quarter, the Company recorded charges associated with the disposition of its brand business, including personnel related charges for severance, performance incentives and retention of approximately $9,957, reflected in SG&A, and $3,805 of non-cash charges, including $1,000 related to inventory and $2,258 related to sample inventory for Altoprev and Fortamet, included in cost of goods sold and SG&A, respectively. The Company continued to incur operating expenses throughout the remainder of 2005 as the Company wound down the brand business. As of June 30, 2006, there was no remaining personnel related liability associated with the disposition of the brand business. All brand operations had ceased as of December 31, 2005.

(5)           Collaborative Agreements

Generic Oral Contraceptive Products

In December 2003, Andrx entered into an agreement with Teva Pharmaceuticals USA, Inc. to develop and market certain generic oral contraceptive pharmaceutical products. Under the terms of the agreement, (i) Teva has exclusive marketing rights to these products in the U.S. and Canada, (ii) Andrx is responsible for developing the formulations, gaining U.S. regulatory approval of, and manufacturing these products at the Company’s facilities, and (iii) the parties share R&D costs on certain oral contraceptive pharmaceutical products and the net profits, as defined, from product sales. In April 2004, Teva launched generic versions of Ortho Tri-Cyclen® and Ortho Cyclen®-28. In March 2006, Andrx and Teva amended the agreement whereby Andrx agreed to pay Teva $4,000 to, among other things, (i) receive the right to subcontract its manufacturing obligations, (ii) eliminate provisions that may extend Teva’s exclusive marketing rights to the oral contraceptive products of an acquirer of Andrx, and (iii) upon a change in control of Andrx to an entity that competes with the oral contraceptive products, as defined, transfer to Teva all of its oral contraceptives ANDAs, pending oral contraceptives ANDAs and technical and intellectual assets, as defined, solely related to the oral contraceptive business and Teva’s share of the net profits from products sales will be increased. The $4,000 amendment fee is included in SG&A in the Corporate and Other segment in the Unaudited Condensed Consolidated Statement of Operations for the six months ended June 30, 2006.

Actos and Extended-Release Metformin Combination Product

In December 2003, Andrx entered into an agreement with Takeda Chemical Industries, Ltd. to develop and market a combination product consisting of Andrx’s approved 505(b)(2) NDA extended-release metformin and Takeda’s Actos® (pioglitazone), each of which is administered once a day for the treatment of type 2 diabetes. The Company is responsible for obtaining regulatory approval of its extended-release metformin in countries that Takeda determines it will market the combination product. In addition, the Company is responsible for the formulation and manufacture of this combination product and Takeda is responsible for obtaining regulatory approval of and marketing this combination product, both in the U.S. and in other countries. In March 2006, Takeda filed an NDA for this combination product, and the Company became entitled to a third $10,000 development milestone payment, which was received in April 2006. Deferred revenue in the June 30, 2006 Unaudited Condensed Consolidated Balance Sheet included $30,000 associated with the Takeda agreement, as the amounts to be retained by Andrx are contingent upon meeting certain future requirements, as defined. In addition, for the three and six months ended June 30, 2006 and 2005, the Company recorded as licensing, royalties and other revenue $1,211, $2,420, $1,754 and $2,434, respectively, which represented contract R&D services rendered to Takeda. Costs related to these services are included in R&D and approximate the revenues (see Note 9).

Anexsia

On July 1, 2001, Andrx entered into an eight-year agreement with the pharmaceutical division of Mallinckrodt, Inc., a Tyco healthcare company, for the marketing rights to Mallinckrodt’s Anexsia product line, a hydrocodone pain product line. In connection with this agreement, the Company is obligated to pay royalties to Mallinckrodt on a percentage of net sales of the Anexsia brand product sold by the Company and is to receive royalties from Mallinckrodt on a percentage of the net margin, as defined, from the sales of generic versions of the Anexsia products sold by Mallinckrodt.

On December 21, 2005, Mallinckrodt informed the Company of its claim that as a result of the Company’s alleged failure to use commercially reasonable efforts in marketing Anexsia (i) Andrx was in material breach of the agreement, (ii) it was seeking termination of the agreement and a refund of generic royalties it paid for the second and third quarters of 2005, which totaled approximately $3,800, and (iii) it planned to withhold payment of approximately $1,700 in royalties for the fourth quarter of 2005. The Company disputed Mallinckrodt’s claims, and in February 2006 instituted a declaratory action against Mallinckrodt to enforce the terms of the agreement. In March 2006, Mallinckrodt filed suit against the Company arising from the same dispute referenced above. The terms of the agreement state that either party has sixty (60) days from the date of notification to cure any material breach of this agreement and that the agreement is in force until then. While the Company believes it is not in material breach of the agreement and therefore is entitled to all royalties, the Company ceased recording royalties under this agreement sixty (60) days from the date it was notified by Mallinckrodt that it was in material breach because, given the dispute with Mallinckrodt, the royalties to be collected may not be fixed and determinable and their collectibility is not reasonably assured. Andrx believes that the expected future cash flows to be derived from this agreement will be sufficient to recover the remaining $838 product right intangible asset at June 30, 2006, and therefore the intangible asset is not impaired (see Note 15).

InvaGen Pharmaceuticals Inc.

On January 19, 2006, Andrx entered into an agreement with InvaGen Pharmaceuticals Inc. to jointly commercialize up to 11 ANDAs. ANDAs for two of the products have been filed with the FDA and it is anticipated the ANDAs for the remaining products will be submitted during the second half of 2006 and through early 2007. Pursuant to the agreement, InvaGen will be responsible for all formulation work, U.S. regulatory submissions and manufacture of each of the products. Andrx will be responsible for sales and marketing efforts and coordination of legal activities, if any. In addition, the agreement also provides that Andrx, at its option, may transfer the manufacturing of certain products to InvaGen’s facility. For the three and six months ended June 30, 2006, the Company incurred $569 and $2,265, respectively, in R&D associated with the InvaGen agreement. The agreement provides that under certain circumstances, including, but not limited to the commercial viability of a product, Andrx, at its option, may exclude the product from the agreement.

(6)           Inventories and Cost of Goods Sold

Inventories consist of the following:

	June 30, 2006			December 31, 2005
	Commercial	Pre-launch	Total	Commercial	Pre-launch	Total
Raw materials	$13,424	$16,414	$29,838	$16,052	$17,005	$33,057
Work in process	21,397	—	21,397	15,280	497	15,777
Finished goods	178,278	—	178,278	185,307	899	186,206
	$213,099	$16,414	$229,513	$216,639	$18,401	$235,040

Pre-launch inventories as of June 30, 2006 consisted primarily of the Company’s generic versions of Biaxin® XL, which has been approved by FDA and is subject to patent litigation (see Note 15), and, to a lesser extent, Accupril®, which has been approved by FDA, and Concerta®, which is subject to, among other things, patent litigation, Citizen Petitions and potentially exclusivity rights of others (see Note 15). Pre-launch inventories as of December 31, 2005 consisted primarily of the Company’s generic versions of Biaxin XL, Concerta, and Monopril®, which was launched in January 2006. The remaining shelf lives of pre-launch inventories generally exceed one year.

The following table summarizes certain direct charges to cost of goods sold related to the manufacture of Andrx products and product candidates:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Charges related to production of commercial inventories	$1,250	$3,143	$9,429	$5,569

Consulting fees	5,792	1,619	13,165	2,190

Charges related to pre-launch inventories	476	4,852	808	6,109

Impairment charges:
Weston, Florida oral contraceptive facility and manufacturing equipment	—	—	16,210	—
Other Florida manufacturing equipment	584	—	584	—

Under-utilization and inefficiencies of manufacturing operations:
Florida facilities	1,267	1,598	4,522	3,620
North Carolina facility	172	293	593	631
	$9,541	$11,505	$45,311	$18,119

Charges related to production of commercial inventories represent costs incurred at the Company’s manufacturing facilities, primarily failed batches. Consulting fees are primarily related to improving the Company’s quality and manufacturing processes.

For the three and six months ended June 30, 2005, charges related to pre-launch inventories primarily consisted of $4,271 and $5,282, respectively, related to the Company’s generic version of Concerta. These charges primarily resulted from the aging of product that may be short-dated by the date the Company currently anticipates that its product will likely be sold.

The Company is continuing its process of strategically evaluating its overall business, including focusing internal resources on commercializing generic versions of controlled-release and oral contraceptive products, as well as the contract development of brand products for out-licensing. In connection with the evaluation, the Company is also evaluating its long-term needs for property, plant and equipment, including current facilities and future capital expenditures and is currently conducting a strategic real estate and facilities plan review where alternate strategies are being developed to meet the Company’s future R&D, manufacturing, distribution and marketing operations needs through different real estate and occupancy actions or scenarios. Such initiatives may include consolidating certain existing facilities and/or expanding manufacturing capacity in certain facilities.

In connection with its ongoing strategic real estate and facilities plan review and as a result of the March 2006 amendment to the oral contraceptives agreement with Teva whereby the Company received the right to, among other things, subcontract its manufacturing obligations (see Note 5), the Company determined that it would discontinue the manufacturing of its oral contraceptive products at its current Davie, Florida facility, would not use its future planned oral contraceptive facility in Weston, Florida, thereby avoiding significant capital expenditures, and would transfer the manufacturing of its oral contraceptive products to contract manufacturers in approximately one year. Consequently, in the first quarter of 2006, the Company reviewed its oral contraceptive facilities and manufacturing equipment for impairment and recorded a charge of $16,210 to its Generic Product Segment cost of goods sold, which included a $13,315 write-down of leasehold improvements and manufacturing equipment at its future planned oral contraceptive facility in Weston, Florida to their estimated fair value, which is primarily based on internal estimates of salvage value, and a $2,895 liability for operating lease rentals and associated costs that it will continue to incur for that facility without economic benefits. In addition, in April 2006, the Company began depreciating and amortizing the remaining $8,346 carrying value of its current oral contraceptive assets in Davie, Florida over a one-year period, which will increase the annual depreciation and amortization expense related to these assets by $7,472. The effect on net income (loss) and related per share amounts for the three and six months ended June 30, 2006 was additional costs of $1,177, and $0.02. Andrx will continue to periodically assess the carrying value of its current oral contraceptive assets and their useful lives whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, as appropriate.

The Company purchased its North Carolina facility in December 2002 for approximately $28,250, and began renovating the facility in 2003. In June 2004, the Company determined that a significant expansion of its Florida facilities would allow it to fulfill its current and projected manufacturing requirements through at least 2007, and decided to discontinue renovation of its North Carolina facility. These actions, among other things, made it more likely than not that this facility would be sold. Accordingly, in June 2004, the Company recorded a $14,535 impairment charge to its Generic Products Segment cost of goods sold, which represented the difference between the carrying value and the estimated fair value of its North Carolina facility based on independent appraisals. The Company entered into a listing agreement for this facility in July 2005. For the year ended December 31, 2005, the Company reassessed the estimated fair value of this facility based on the then current market conditions, including an independent appraisal, resulting in an additional $10,000 impairment charge to its Generic Products Segment cost of goods sold. In June 2006, the Company entered into an agreement to sell this facility, which is subject to, among other things, the buyer’s due diligence and the satisfaction of certain closing conditions. Management currently estimates that it is likely that the sale of this facility will be completed within one year. As a result, the Company has classified the facility and related deferred tax asset, net, as assets held for sale. The ultimate amount realized from the sale of this facility may differ from the Company’s estimate of fair value less costs to sell.

The following table presents the major classes of assets that were presented as assets held for sale related to the Company’s North Carolina facility, which is part of the Generic Products Segment, in the June 30, 2006 and December 31, 2005 Unaudited Condensed Consolidated Balance Sheets:

	June 30, 2006	December 31, 2005
Assets held for sale:
Property, plant and equipment, net	$22,671	$22,671
Deferred income tax assets, net	6,648	6,648
Total assets held for sale	$29,319	$29,319

(7)           Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

	June 30,	December 31,
	2006	2005
Tax accruals, excluding payroll taxes	$28,052	$22,981
Sales allowances	12,748	13,409
Payroll, payroll taxes and related benefits	15,843	21,304
Professional fees	11,621	3,252
Other	25,859	28,044
	$94,123	$88,990

(8)           Deferred Revenue

Deferred revenue primarily relates to fees received from Sciele Pharma related to Fortamet and Altoprev (see Note 4) and development milestone payments received from Takeda (see Note 5).  The following is a roll forward of deferred revenue for the six months ended June 30, 2006 and 2005:

	Sciele Pharma
	Fortamet	Altoprev	Takeda	Other	Total
Balance as of December 31, 2005	$46,250	$32,375	$20,000	$869	$99,494
Additions	—	—	10,000	—	10,000
Amortization	(2,500)	(1,750)	—	(52)	(4,302)
Balance as of June 30, 2006	$43,750	$30,625	$30,000	$817	$105,192

	Sciele Pharma
	Fortamet	Altoprev	Takeda	Other	Total
Balance as of December 31, 2004	$—	$—	$10,000	$974	$10,974
Additions	50,000	35,000	10,000	—	95,000
Amortization	(1,250)	—	—	(52)	(1,302)
Balance as of June 30, 2005	$48,750	$35,000	$20,000	$922	$104,672

(9)           Licensing, Royalties and Other Revenue

Licensing, royalties and other revenue were as follows:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
Company	Product(s)	2006	2005	2006	2005

Sciele Pharma	Altoprev	$3,054	$3,488	$7,972	$3,979
Sciele Pharma	Fortamet	3,831	4,333	9,180	4,628
KUDCo	Generic Prilosec	—	1,645	852	3,769
Mallinckrodt	Generic Anexsia	—	1,612	750	2,788
Takeda	Extended-release metformin/pioglitazone	1,211	1,754	2,420	2,434
Teva	Generic oral contraceptives	605	887	605	887
Ranbaxy	Generic Monopril-HCT	—	647	—	2,254
Other	Various	97	188	842	59
		$8,798	$14,554	$22,621	$20,798

(10)         Income Taxes

For the three months ended June 30, 2006, the Company provided for an income tax provision of $790, at the expected annual effective federal statutory rate of 35%.  For the six months ended June 30, 2006, the Company provided for an income tax benefit of $5,644, at the expected annual effective federal statutory rate of 35%.  The effect of state income taxes was offset by the Company’s expected permanent items, which include, among other things, the domestic manufacturing deduction as set forth in the American Jobs Creation Act of 2004.

For the three months ended June 30, 2005, the Company generated a provision for income taxes of $4,902, which was in excess of the expected annual effective federal statutory rate of 35% primarily due to the effect of state income taxes.  For the six months ended June 30, 2005, the Company generated an income tax benefit of $52,442 compared to an expected income tax benefit of $3,187 at the 2005 annual effective federal statutory rate of 35%, primarily due to the reversal of liabilities for uncertain tax positions and the benefit from the recognition of a net operating loss carryforward in the first quarter of 2005 as a result of the IRS’s completion of its audit of the Company’s 2003 income tax return, and, to a lesser extent, the effect of state income taxes.

The Company’s 2003 income tax return reflected a tax loss of approximately $63,000, tax effected, as the result of certain ordinary business developments.  At that time, management believed the tax loss was appropriate and deductible.  Nevertheless, due to the complexity of the tax rules and likelihood of a review and subsequent challenge by the taxing authorities, the Company recorded a liability to fully offset the resulting 2003 and 2004 income tax benefits.  In April 2005, the IRS disallowed a portion of the 2003 tax loss in the amount of $14,839, tax effected, and completed their examination of the Company’s 2003 income tax return.  Due to the resolution of the 2003 tax loss with the IRS and the completion of the 2003 examination, in the first quarter of 2005, the Company recognized a tax benefit of approximately $48,971 as a result of the reversal of previously recorded liabilities for uncertain tax positions of $32,335 and recognition of an additional $16,636 net operating loss carryforward, tax effected.

The IRS is in the process of concluding their audits for the years 1999 through 2002.  During those years, despite the Company’s belief that its tax return positions are correct, the Company established liabilities for uncertain tax positions that may become payable in the event its positions are not upheld.  As of June 30, 2006, the Company had remaining liabilities for uncertain tax positions of $22,546 included in accrued expenses and other liabilities in the Unaudited Condensed Consolidated Balance Sheet.

The Company’s liabilities for uncertain tax positions are analyzed periodically and adjustments are made as events occur to warrant such adjustment.  It is reasonably possible that the effective tax rate and/or cash flows may be materially impacted by the ultimate resolution of the Company’s tax positions.

 (11)        Earnings (Loss) Per Share

Earnings (loss) per share is calculated in accordance with SFAS 128, “Earnings per Share,” which requires presentation of basic and diluted earnings (loss) per share.  For the three and six months ended June 30, 2006 and 2005, the shares used in computing basic earnings per share are based on the weighted average shares of common stock outstanding, including vested RSUs.  For the three months ended June 30, 2006 and 2005, and the six months ended June 30, 2005, for which the Company generated net income, diluted per share calculations included weighted average shares of common stock outstanding, including vested RSUs, plus dilutive common stock equivalents, computed using the treasury stock method.  For the six months ended June 30, 2006, for which the Company generated a net loss, all common stock equivalents were anti-dilutive, and therefore, the shares used in computing basic and diluted loss per share were the same.  The Company’s common stock equivalents consist of stock options and unvested RSUs.  A reconciliation of the denominators of basic and diluted earnings per share of common stock is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Basic weighted average shares of common stock outstanding	73,877	73,224	73,770	73,119
Effect of dilutive items:
Stock options and unvested RSUs, net	599	433	—	505
Diluted weighted average shares of common stock outstanding	74,476	73,657	73,770	73,624

Anti-dilutive weighted average common stock equivalents	3,394	4,930	6,064	4,717

(12)         Comprehensive Income (Loss)

SFAS 130, “Reporting Comprehensive Income” establishes standards for reporting and presentation of comprehensive income and its components in financial statements.  The components of comprehensive income (loss) are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income (loss)	$1,437	$7,998	$(9,869)	$43,335

Investments available-for-sale:
Unrealized gain (loss), net	146	554	169	(143)
Income tax (provision) benefit	(54)	(205)	(62)	53
	92	349	107	(90)

Comprehensive income (loss)	$1,529	$8,347	$(9,762)	$43,245

(13)         Share-Based Compensation – Subsequent to the Adoption of SFAS 123(R)

As of June 30, 2006, the Company had two types of share-based compensation plans, (i) its 1993 Stock Incentive Plan, as amended (the 1993 Plan) and its 2000 Stock Option Plan (the 2000 Plan), under which both stock options and RSUs have been granted, and (ii) its ESPP.  Effective January 1, 2006, the Company adopted SFAS 123(R), as required, using the modified prospective application, whereby it began recognizing share-based compensation expense in the Unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2006 for stock options and the ESPP.  Prior to January 1, 2006, the Company accounted for share-based compensation plans under APB Opinion 25, whereby it only recognized share-based compensation expense for RSUs and option modifications, and included pro forma disclosures in the footnotes for the fair value-based method of accounting for all share-based awards (see Note 3 - Share-Based Compensation – Prior to the Adoption of SFAS 123(R)) .

Compensation costs recognized for the share-based compensation plans were $1,140, $2,137, $811, $1,360, $10,477, $1,539 and $1,474 for the three and six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004, and 2003, respectively.  The income tax benefits recognized for the share-based compensation costs were $421, $790, $299, $503, $3,877, $569 and $560 for the three and six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004, and 2003, respectively.  No amounts were capitalized due to immateriality.

For the three months ended June 30, 2006, the impact of the adoption of SFAS 123(R) on income from operations, income before income taxes and cumulative effect of a change in accounting principle, net income, and basic and diluted earnings per share was an increase of $98, $98, $61, and $0.00, respectively.  For the six months ended June 30, 2006, the impact of the adoption of SFAS 123(R) on loss from operations, loss before income taxes and cumulative effect of a change in accounting principle, net loss, and basic and diluted loss per share was a decrease of $118, $118, $74, and $0.00, respectively.  In addition, effective January 1, 2006, the Company recorded an adjustment of $695, net of income taxes, for the cumulative effect of a change in accounting principle to reflect the compensation cost that would not have been recognized in prior periods had forfeitures been estimated during those periods (see -RSUs below).

In accordance with SFAS 123(R), effective January 1, 2006, the Company reversed the unearned compensation balance related to RSUs, included in restricted stock units, net in the December 31, 2005 Consolidated Balance Sheet, against additional paid-in capital.

For the six months ended June 30, 2006, the impact of the adoption of SFAS 123(R) on cash flows was to reflect $228 of the excess income tax benefit on share-based awards as cash flows from financing activities with a corresponding decrease in cash flows from operating activities.

2000 Stock Option Plan and 1993 Stock Incentive Plan

In September 2000, the Company’s stockholders approved the 2000 Plan, which allows for the issuance of up to 12,000 shares of common stock.  Under the provisions of the 2000 Plan, the Board of Directors or its compensation committee is authorized to grant stock options of common stock to its employees, consultants or advisors.  The terms for, and exercise price at which any stock option may be awarded, is to be determined by the compensation committee.  Prior to the approval of the 2000 Plan, the Company operated under the 1993 Plan, which allowed for the issuance of up to 8,000 shares of common stock in the form of stock options, RSUs, stock appreciation rights and other performance-based awards.  In June 2003, the Company’s stockholders approved an amendment of the 2000 Plan, to, among other things, (i) allow the granting of RSUs, stock appreciation rights, and other performance-based awards for the issuance of up to 1,500 shares of common stock, in addition to stock options and (ii) prohibit option re-pricing and the issuance of options at per share exercise prices less than fair market value.  The June 2003 amendment did not affect the total amount of shares authorized for issuance under the 2000 Plan.

As of June 30, 2006, approximately 6,068 shares of common stock remain available for future grants under the 2000 Plan, of which no more than approximately 290 shares are available for grants of awards other than stock options.  During 2005, the Company discontinued its practice of issuing options.

The Company began to expense the remaining unvested stock options effective January 1, 2006, in accordance with SFAS 123(R), using the fair value-based method of accounting.  The Company continues to use the Black Scholes option pricing model, as it did under the pro forma disclosures required by SFAS 123, and uses the same assumptions in estimating fair value (see Note 3 - Share-based Compensation – Prior to the Adoption of SFAS 123(R)).  Under the SFAS 123 pro forma disclosures, forfeitures were recognized as they occurred.  However, under SFAS 123 (R), forfeitures are now being estimated when recognizing compensation cost, based on historical experience.

• Stock Options

A summary of the plan activity for stock options is as follows:

			Wtd. Avg.
		Wtd. Avg.	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at December 31, 2005	5,196	$35.35

Granted	—	—
Exercised	(196)	16.95
Forfeited	(273)	30.64
Outstanding at June 30, 2006	4,727	$36.39	5.2	$10,206
Exercisable at June 30, 2006	4,509	$37.35	5.1	$8,780

The total intrinsic value of options exercised during the three and six months ended June 30, 2006 and 2005, and the years ended December 31, 2005, 2004 and 2003 was $529, $1,121, $648, $3,217, $5,011, $6,274, and $3,265, respectively.

As of June 30, 2006, the stock options outstanding generally vest over four to five years, with a maximum term of 10 years from the date of grant.

The compensation expense recognized in connection with options for the three and six months ended June 30, 2006 was $258 and $442, respectively.  As of June 30, 2006, estimated future compensation expense associated with unvested options net of forfeitures was $657.  This expense is expected to be recognized over a weighted average period of approximately 9.5 months.

• RSUs

Each RSU represents the right to acquire one share of common stock.  Prior to January 1, 2006, under APB Opinion 25, the fair value of RSUs was fixed on the date of the grant and forfeitures were recognized as they occurred.  However, under SFAS 123 (R), forfeitures are now being estimated when recognizing compensation cost, based on historical experience.  As a result, effective January 1, 2006, the Company recorded an adjustment of $695, net of income taxes, for the cumulative effect of a change in accounting principle to reflect the compensation cost that would not have been recognized in prior periods had forfeitures been estimated during those periods.

The value of the RSUs is being amortized on a straight-line basis over the respective service and performance periods.  For the three and six months ended June 30, 2006 and 2005, compensation expense for RSUs was $827, $1,607, $811 and $1,360, respectively.  For the years ended December 31, 2005, 2004 and 2003, compensation expense for RSUs was $3,429, $1,539, and $1,474, respectively.

As of June 30, 2006, 1,177 RSUs were outstanding, 1,009 of which were service based and 168 of which were performance based.  A summary of the RSU activity is as follows:

	Number of	Wtd. Avg.
	RSUs	Grant Date
	Outstanding	Fair Value
December 31, 2005	912	$20.49
Granted	429	19.65
Vested for which common stock was issued	(118)	21.19
Forfeited	(46)	19.98
June 30, 2006	1,177	$20.13

The total fair value of shares vested, for which common stock was issued, during the three and six months ended June 30, 2006 and 2005, and the years ended December 31, 2005, 2004 and 2003 was $1,092, $2,552, $47, $390, $1,683, $857 and $0, respectively.

As of June 30, 2006, estimated future compensation expense associated with unvested RSUs net of forfeitures was $10,892.  This expense is expected to be recognized over a weighted average period of 4.4 years.

ESPP

The Company has an ESPP with 650 shares available for purchase by participating employees, whereby employees can purchase Andrx common stock at a 15% discount through payroll deductions.  For the six months ended June 30, 2006, and the years ended December 31, 2005, 2004 and 2003, the Company issued a total of 26, 60, 72, and 100 shares of common stock, respectively, in connection with the ESPP.  As of June 30, 2006, 302 shares remain available for future issuances.  Effective January 1, 2006, upon implementation of SFAS 123(R), the ESPP became compensatory.  The compensation expense recognized in connection with the ESPP for the three and six months ended June 30, 2006 was $55 and $88, respectively.

(14)         Segments

See the Company’s 2005 Annual Report for a discussion of its business segments.  The following table presents financial information by business segment:

	As of or for the Three Months Ended June 30, 2006
	Distributed	Generic	Brand	Contract	Corporate
	Products	Products	Products	Services	& Other	Consolidated
Revenues	$177,490	$68,589	$—	$8,646	$26	$254,751
Income (loss) from operations	10,301	1,433	—	399	(14,501)	(2,368)
Equity in earnings of joint ventures	—	615	—	—	—	615
Interest income	—	—	—	—	3,980	3,980
Depreciation and amortization	444	6,916	—	553	1,592	9,505
Purchases of property, plant and equipment, net	16	8,136	—	—	553	8,705
Total assets	258,890	364,921	—	19,321	477,117	1,120,249

	As of or for the Three Months Ended June 30, 2005
	Distributed	Generic	Brand	Contract	Corporate
	Products	Products	Products	Services	& Other	Consolidated
Revenues	$168,833	$79,241	$—	$13,610	$26	$261,710
Income (loss) from operations	15,008	8,681	(3,030)	1,721	(11,966)	10,414
Equity in earnings of joint ventures	—	715	—	—	—	715
Interest income	—	—	—	—	2,355	2,355
Interest expense	—	—	—	—	584	584
Depreciation and amortization	621	4,884	32	1,745	1,705	8,987
Purchases of property, plant and equipment, net	710	4,298	(825)	—	(5)	4,178
Total assets	171,844	377,418	623	41,849	474,907	1,066,641

	For the Six Months Ended June 30, 2006
	Distributed	Generic	Brand	Contract	Corporate
	Products	Products	Products	Services	& Other	Consolidated
Revenues	$336,600	$136,363	$—	$23,165	$52	$496,180
Income (loss) from operations	21,952	(18,132)	—	3,745	(32,937)	(25,372)
Equity in earnings of joint ventures	—	1,291	—	—	—	1,291
Interest income	—	—	—	—	7,873	7,873
Cumulative effect of a change in accounting principle, net of income taxes of $408	—	—	—	—	695	695
Depreciation and amortization	918	12,353	—	1,107	3,509	17,887
Purchases of property, plant and equipment, net	242	13,580	—	—	1,008	14,830

	For the Six Months Ended June 30, 2005
	Distributed	Generic	Brand	Contract	Corporate
	Products	Products	Products	Services	& Other	Consolidated
Revenues	$348,602	$157,595	$13,863	$19,981	$52	$540,093
Income (loss) from operations	28,048	25,460	(46,185)	4,322	(25,182)	(13,537)
Equity in earnings of joint ventures	—	1,739	—	—	—	1,739
Interest income	—	—	—	—	3,961	3,961
Interest expense	—	—	15	—	1,255	1,270
Depreciation and amortization	1,248	9,635	131	2,964	3,451	17,429
Purchases of property, plant and equipment, net	932	12,264	(825)	—	678	13,049

For the three and six months ended June 30, 2005, the Company reclassified revenues of $3,961 and $8,867, respectively, gross profit of $2,316 and $5,483, respectively, and product rights amortization of $1,219 and $2,438, respectively, related to the Entex and Anexsia product lines from the Generic Products Segment to the Contract Services Segment. Also, for the three and six months ended June 30, 2005, the Company reclassified revenues of $7,821 and $8,607, respectively, gross loss of $ 1,616 and $1,838, respectively, and product rights amortization of $467 and $467, respectively, related to the Sciele Pharma transaction from the Corporate and Other Segment to the Contract Services Segment. In addition, for the three and six months ended June 30, 2005, the Company reclassified $2,641 and $3,321 for R&D services rendered, previously reflected as a reduction to R&D, to licensing, royalties and other revenue, in both the Generic Products Segment and the Contract Services Segment. For total assets as of June 30, 2005, the Company reclassified certain sales allowances of $16,822 from accrued expenses and other liabilities to accounts receivable, net, in the Distributed Products, Generic Products and Contract Services Segments. In addition, as a result of the Sciele Pharma transaction, $38,672 of assets, including receivables, inventory, prepaids, and product rights, were reclassified from the Corporate and Other Segment to the Contract Services Segment, and $6,581 of assets, including receivables and product rights, were reclassified from the Generic Products Segment to the Contract Services Segment. Certain Internet operations were included in the Brand Products Segment in prior years, but have been reclassified to the Corporate and Other Segment for all periods presented. Such amounts were not considered material.

Generic Products Segment revenues by group of similar products are presented as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Controlled-release	$52,534	$57,219	$101,470	$116,196
Immediate-release and oral contraceptives	15,420	18,763	32,705	34,604
Subtotal	67,954	75,982	134,175	150,800
Licensing, royalties and other	635	3,259	2,188	6,795
Total Generic Product Segment revenues	$68,589	$79,241	$136,363	$157,595

(15)         Litigation, Contingencies and Commitments

Ongoing Patent Infringement Litigation

Following submission of a Paragraph IV certification that the Company’s ANDA product candidate does not infringe the valid patent rights of the referenced brand product, the Company would anticipate that patent infringement litigation will be commenced against it. Generally, unless the Company commences selling such ANDA products before the related litigation has been concluded, the Company would not incur any substantial damages in connection with this type of litigation.

Naproxen Sodium (Naprelan)

In March 2002, the U.S. District Court for the Southern District of Florida issued an order that Elan Corporation Plc’s patent was invalid, and in September 2002, the Company commenced selling the 500mg strength of naproxen sodium, its generic version of Naprelan®. In March 2003, the District Court issued an order denying, among other things, (i) Elan’s motion for reconsideration of the March 2002 order invalidating its patent, and (ii) the Company’s motion asking the District Court for a ruling on its non-infringement defenses. Both parties appealed that March 2003 decision. On May 5, 2004, the Federal Circuit Court of Appeals reversed the District Court’s determination that the Elan patent was invalid, and remanded the case back to the District Court for a determination as to whether Andrx’s product infringes the Elan patent. On July 12, 2005, the Federal Circuit Court of Appeals issued a decision, in an unrelated case, on how a court should address issues of claim construction, and the District Court judge handling this case instructed the parties to file briefs on how the District Court should proceed in this matter in light of the Federal Circuit Court of Appeals decision. The parties filed their briefs and the Company is awaiting the court’s decision.

In January 2005, Elan filed a complaint in the U.S. District Court for the Southern District of Florida seeking willful damages as a result of the Company’s sale of its generic version of Naprelan. In February 2005, the Company filed its answer to Elan’s January 2005 complaint and filed a counterclaim for declaratory relief for unenforceability due to inequitable conduct and for non-infringement and invalidity of the applicable patent. This matter has been stayed pending resolution of the infringement action. The Company is not in a position to determine the ultimate outcome of this matter. However, since the Company has sold and is continuing to sell its generic version of the 500mg strength of Naprelan, an adverse determination could have a material adverse effect on the Company’s business and consolidated financial statements.

Omeprazole (Prilosec)

In 1998, the Company filed an ANDA seeking approval from the FDA to market omeprazole, its generic version of Prilosec®. In May 1998, AstraZeneca plc filed suit under the provisions of the Hatch-Waxman Act alleging patent infringement. The matter was tried in the U.S. District Court for the Southern District of New York along with the consolidated claims of three other ANDA applicants. In October 2002, the District Court entered an order and an opinion finding that Astra’s ‘505 and ‘230 patents are valid and that the generic versions of Prilosec developed by the Company infringe those patents. On December 11, 2003, the Federal Circuit Court of Appeals affirmed the lower court’s opinion that Astra’s patents are valid and infringed by the Company’s product. Astra advised the District Court that it believes it may be entitled to damages as a result of the Company’s decision to build an inventory of its product prior to the District Court’s determination, but has not sought to enforce such claims. On May 19, 2004, the District Court ruled that the Company’s product does not infringe any valid claims of the ‘281 patent, and that Astra’s ‘505 and ‘230 patents are not unenforceable against the Company’s product. Both Astra and the Company have appealed this determination. Oral argument before the Federal Circuit Court of Appeals is scheduled for August 11, 2006. The District Court has not issued an opinion on Astra’s claims for willful infringement of the ‘505 and ‘230 patents or on Astra’s request for attorneys’ fees. Though the Company believes that Astra is unlikely to prevail in its request for damages or attorneys’ fees and that Astra has not been damaged as a result of the Company’s decision to build inventory prior to the District Court’s determination, if Astra were to prevail in these claims, it could have a material adverse effect on the Company’s business and consolidated financial statements.

Clarithromycin ER (Biaxin XL)

In October 2002, the Company submitted an ANDA seeking FDA Approval to market clarithromycin extended-release tablets 500mg, its generic version of Abbott Laboratories’ Biaxin® XL 500mg product. On March 14, 2005, Abbott filed a complaint, which was later amended on March 25, 2005 and April 14, 2005, in the U.S. District Court for the Northern District of Illinois for alleged patent infringement wherein it sought to enjoin Andrx from commercially manufacturing, using, offering to sell or selling generic versions of Biaxin XL. Additionally, Abbott sought declaratory judgment of infringement against Andrx for four patents related to Abbott’s product. On March 30, 2005, the Company filed an action for a declaratory judgment in the U.S. District Court for the Southern District of Florida against Abbott Laboratories and Taisho Pharmaceuticals (the owner of one of the patents at issue with Abbott) for non-infringement and invalidity of six patents related to Abbott’s Biaxin XL product. On May 18, 2005, Abbott filed a motion for preliminary injunction seeking to enjoin Andrx from commercially manufacturing, using, offering to sell or selling generic versions of Biaxin XL. On November 10, 2005, the District Court granted Abbott’s motion for a preliminary injunction against the Company as to the ‘718, ‘616 and ‘407 patents. On November 18, 2005, the Company filed a notice of appeal from this order. The Company’s appeal is scheduled for oral argument on September 5, 2006. A trial date has not yet been scheduled. On June 22, 2006, the U.S. Court of Appeals for the Federal Circuit vacated a June 2005 ruling as to Teva’s Biaxin XL product, which had granted Abbott’s motion for a preliminary injunction related to the product. Abbott filed a motion for rehearing and (after initially launching the product) Teva agreed to refrain from sales pending outcome of Abbott’s motion. Based upon Teva’s launch of the product, we filed a motion with the court asking it to release us from the injunction. Once Teva agreed to refrain from further launching of product, our motion was deferred. Subsequently, Teva and Abbott settled their claims. At this time, the Company is unable to determine the ultimate outcome of these matters.

Metoprolol Succinate (Toprol-XL)

In 2003 and 2004, the Company filed ANDAs seeking FDA Approval to market metoprolol succinate extended-release tablets in the 25mg, 50mg, 100mg and 200mg strengths of its generic versions of Toprol-XL®. AstraZeneca AB, Aktiebolaget Hassle and AstraZeneca LP sued the Company for patent infringement in the U.S. District Court for the District of Delaware in February 2004 on the 50mg strength, in July 2004 on the 25mg strength, and in December 2004 on the 100mg and 200mg strengths. On August 9, 2004, the Multidistrict Litigation Panel consolidated and sent to the U.S. District Court for the Eastern District of Missouri the three pending metoprolol succinate patent infringement cases brought by Astra against Andrx and two other generic drug companies for pretrial discovery purposes. On January 17, 2006, the District Court granted the Company’s and two other pharmaceutical companies’ motion for summary judgment and determined that the patents asserted by Astra are invalid due to double patenting and are unenforceable due to inequitable conduct. On February 16, 2006, Astra filed a notice of appeal from this decision. Although the Company is unable at this time to determine the ultimate outcome of this matter, the Company believes that an adverse determination is unlikely to have a material adverse effect on the Company’s business and consolidated financial statements unless the Company were to commence selling its product prior to such determination.

Methylphenidate (Concerta)

On September 1, 2005, ALZA Corporation and McNeil-PPC, Inc. filed a complaint in the U.S. District Court for the District of Delaware against Andrx and Impax, claiming that their respective products infringe, contributorily infringe, and/or induce the infringement of, ALZA’s ‘373 and ‘129 patents. The complaint seeks, among other things, (i) a judgment of infringement, contributory infringement, and inducement of infringement, and (ii) an order directing FDA not to approve Impax’s and Andrx’s ANDAs before the expiration date of those patents. Although the Company is unable at this time to determine the ultimate outcome of this matter, the Company believes that an adverse determination is unlikely to have a material adverse effect on the Company’s business and consolidated financial statements unless the Company were to commence selling its product prior to such determination.

Diltiazem HCl ER (Cardizem LA)

On August 10, 2005, Biovail Laboratories International SRL filed a patent infringement complaint in the U.S. District Court for the District of Delaware against Andrx with respect to the product described in Andrx’s ANDA filing for diltiazem hydrochloride extended-release tablets (120mg), bioequivalent to Cardizem® LA. In August 2005, the Company amended that filing to include the additional strengths (180mg, 240mg, 300mg, 360mg and 420mg). On October 14, 2005, a separate patent infringement complaint was filed in the U.S. District Court for the District of Delaware against the Company with respect to the lower strengths. Biovail alleges that the Company’s proposed product infringes Biovail’s ‘791 patent, and seeks a permanent injunction preventing Andrx from making, using, offering to sell or selling the accused product until the expiration of that patent. This matter is scheduled for trial on April 9, 2007. Although the Company is unable at this time to determine the ultimate outcome of these matters, the Company believes that an adverse determination is unlikely to have a material adverse effect on the Company’s business and consolidated financial statements unless the Company were to commence selling its product prior to such determination.

Diltiazem HCl in Canada

In February 2006, Biovail Corporation and Laboratoires Des Produits Ethiques Ehtypharm filed a patent infringement action against Andrx Corporation, Andrx Pharmaceuticals, Inc. and Sandoz Canada, Inc., in the Federal Court of Canada for infringement of two of the plaintiffs’ Canadian patents. One patent relates to an extended-release form of diltiazem hydrochloride and the other patent relates to sustained-release microgranules containing diltiazem hydrochloride as an active ingredient. Plaintiffs seek temporary and permanent injunctive relief enjoining the defendants from making, using, selling or offering for sale in Canada any diltiazem hydrochloride formulation covered by any of the claims of the two patents, an accounting of any profits made by defendants by reason of their infringement and compensatory and punitive damages in an unspecified amount. At this time, the Company is unable to determine the ultimate outcome of this matter.

Wellbutrin XL 150mg

On December 20, 2005, the Company filed a patent infringement lawsuit in the U.S. District Court for the Southern District of Florida against GlaxoSmithKline. The Company believes Glaxo’s currently marketed formulation of Wellbutrin XL® 150mg infringes Andrx’s 6,905,708 patent. The lawsuit seeks treble damages and to enjoin Glaxo and those acting in concert with it from making, importing, using, selling and/or offering for sale in the U.S. its Wellbutrin XL 150mg product. Trial on this matter has been set for February 5, 2007.

Other Pending Litigation

FDA Related Securities Claims

On October 11, 2005, Jerry Lowry filed a class action complaint on behalf of purchasers of the Company’s common stock during the class period (March 9, 2005 through September 5, 2005) in the U.S. District Court for the Southern District of Florida against Andrx Corporation and its Chief Executive Officer. The complaint seeks damages under the Securities Exchange Act of 1934, as amended, and alleges that during the class period, the Company failed to properly disclose the status of its compliance with the cGMP established by the FDA. The complaint also alleges that the plaintiffs suffered damages as a result of its disclosure on September 6, 2005 that FDA placed the Company in OAI status and a subsequent decline in the trading price of its common stock from $17.94 on September 5, 2005 to a closing price of $14.89 on September 6, 2005. On June 23 , 2006, plaintiffs filed a second amended class action complaint. On July 24, 2006, Andrx filed a motion to dismiss. Although the Company is unable at this time to determine the ultimate outcome of this matter, an adverse determination could have a material adverse effect on the Company’s business and consolidated financial statements.

Mallinckrodt Claim

On February 17, 2006, Andrx filed a complaint against Mallinckrodt in the U.S. District Court for the Southern District of Florida. The complaint results from a dispute over certain agreements, including a supply and marketing agreement entered into between the Company and Mallinckrodt. The complaint seeks to establish the parties’ rights under the agreements, a judgment declaring that the agreements are still in force and that the Company has not defaulted in its obligations. In the alternative, the Company seeks a judgment for either breach of contract for anticipatory repudiation or for breach of duty of good faith. On March 10, 2006, Mallinckrodt filed suit against Andrx in state court in Missouri, arising from the same dispute referenced above. In its suit, Mallinckrodt alleges breach of contract, breach of implied covenant of good faith and fair dealing and seeks damages of $3,800, along with a declaratory judgment and injunctive relief. This matter is set for trial on March 5, 2007. Though the Company is not in a position to determine the ultimate outcome of this matter, the Company believes that an adverse determination is unlikely to have a material adverse effect on the Company’s business and consolidated financial statements.

Drug Pricing Litigation

On August 4, 2004, the City of New York filed an action against the Company and numerous other pharmaceutical companies in the U. S. District Court for the Southern District of New York, claiming Medicaid was overcharged for prescription medications. Later, 26 separate New York counties filed complaints reiterating the same type of allegations against Andrx and other pharmaceutical companies. These complaints generally allege overpayments of varying amounts with respect to the Company’s products, and in particular its generic versions of Glucophage XR® and Cardizem CD. On October 13, 2004, this matter was transferred to the United States District Court for the District of Massachusetts for consolidated pre-trial proceedings. On June 15, 2005, plaintiffs filed a consolidated complaint wherein Andrx, along with a few other companies, was no longer named as a defendant. On August 23, 2005, the Company was voluntarily dismissed without prejudice.

On March 8, 2005, the County of Erie filed a similar complaint in the Supreme Court of The State of New York, County of Erie against numerous pharmaceutical companies, including Andrx Corporation. This matter is still pending.

On January 26, 2005, the state of Alabama, by its attorney general, filed a similar lawsuit against numerous pharmaceutical companies, including Andrx, in the Circuit Court of Montgomery County, Alabama. On April 2005, the Company filed a motion to dismiss on behalf of Andrx Corporation and Andrx Pharmaceuticals, Inc. On October 21, 2005, plaintiffs dismissed Andrx Corporation as a defendant, leaving only Andrx Pharmaceuticals, Inc. On January 13, 2006, the state of Alabama filed an amended complaint and the Company answered.

On October 20, 2005, the state of Mississippi filed a similar lawsuit and the Company moved to dismiss for a more definite statement. The court has not ruled on Andrx’s motion to dismiss.

On May 10, 2006, the County of Schenectady filed a similar complaint in the Supreme Court of the State of New York, Schenectady County, against numerous pharmaceutical companies, including Andrx Pharmaceuticals, Inc.

On May 11, 2006, the County of Oswego filed a similar complaint in the Supreme Court of the State of New York, Oswego County, against numerous pharmaceutical companies, including Andrx Corporation.

There are reportedly numerous other lawsuits and investigations pending throughout the country against pharmaceutical companies related to these issues, which may result in additional claims against the Company. Although the Company is unable at this time to determine the ultimate outcome of these matters, an adverse determination could have a material adverse effect on the Company’s business and consolidated financial statements.

Shareholders’ Derivative Actions

On December 14, 2005, a shareholders’ derivative action was filed by Greg Umeda on behalf of Andrx Corporation, against Andrx’s Chief Executive Officer, former Chief Financial Officer, the Board of Directors and Andrx (as a nominal defendant in the U.S. District Court for the Southern District of Florida) for alleged breach of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment between March 2005 and December 2005. The complaint alleges that the individual defendants breached their fiduciary duties by allowing Andrx to issue statements that claimed the Company was in compliance with FDA regulations and also from withholding from the public during the relevant period material non-public information relating to Andrx’s violations of cGMP at its manufacturing facilities. The plaintiff further alleges that as a result of the wrongdoing, the Company’s stock dropped from $17.94 on September 2, 2005 to a closing price of $14.89 on September 6, 2005.

On January 6, 2006, a second shareholders’ derivative action was filed by Joseph Michael on behalf of Andrx, against Andrx’s Chief Executive Officer and the members of the Board of Directors in the U.S. District Court for the Southern District of Florida. The complaint alleges violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and negligence that occurred from March 9, 2005 through January 6, 2006, and that have allegedly caused substantial losses to the Company. On March 13, 2006, these cases were consolidated and stayed pending the resolution of the motions to dismiss to be filed in the pending FDA related Securities class action litigation. Although the Company is unable at this time to determine the ultimate outcome of these matters, an adverse determination could have a material adverse effect on the Company’s business and consolidated financial statements.

Litigation Relating to the Watson Merger

On March 16, 2006, a stockholder class action lawsuit was filed against each of the members of the Company’s Board of Directors in the Circuit Court of Broward County, Florida. This lawsuit alleges as a general matter that each of the defendants violated applicable law by breaching their fiduciary duties of loyalty, due care, independence, good faith and fair dealing. The complaint seeks injunctive relief: (1) declaring that the merger agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable; (2) enjoining the defendants, and anyone acting in concert with them, from consummating the proposed merger, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for the stockholders; (3) directing the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company’s stockholders; (4) rescinding, to the extent already implemented, the proposed merger or any of the terms thereof; and (5) imposition of a constructive trust, in favor of the plaintiff, upon any benefits alleged to have been improperly received by the defendants as a result of their alleged wrongful conduct. The complaint also seeks to recover costs and disbursements from the defendants, including reasonable attorneys’ and experts’ fees of the Company’s Board of Directors.

On March 24, 2006, a stockholder class action lawsuit was filed against each of the members of the Company’s Board of Directors in the Circuit Court of Broward County, Florida. This lawsuit alleges as a general matter that the proposed merger substantially undervalues the publicly traded shares of the Company while unfairly favoring insiders, and prevents superior bids for the Company from emerging because the merger agreement contains an excessive termination fee. The complaint seeks injunctive relief: (1) declaring that the merger agreement was entered into in breach of the fiduciary duties of the director defendants and is therefore unlawful and unenforceable; (2) enjoining the Company and the director defendants from proceeding with the proposed merger; (3) enjoining the Company and the director defendants from consummating the proposed merger, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company; (4) directing the director defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company’s stockholders until the process for the sale or auction of the Company is completed and the highest price is obtained; and (5) rescinding, to the extent already implemented, the proposed merger or any of the terms thereof. The complaint also seeks (1) the award of appropriate damages to plaintiff and the class, and (2) the recovery of costs and disbursements from the Company and the director defendants, including reasonable attorneys’ and experts’ fees.

On April 19, 2006, these cases were consolidated by order of the Circuit Court of Broward County, Florida and lead counsel was appointed. The court will permit plaintiffs to file an amended consolidated complaint. The Company and its directors must respond to any amended complaint within 30 days after its filing.

The Company and its directors each plan to defend themselves against the claims made in these lawsuits, which the Company believes to be without merit. Although the Company is unable at this time to determine the ultimate outcome of these lawsuits, injunctive relief, or an adverse determination could affect the Company’s ability to complete the merger and have a material adverse effect on the Company’s business and consolidated financial statements.

Other Pending Matters

The Company is also involved in various other disputes, governmental and/or regulatory inspections, inquiries, investigations and proceedings that are deemed immaterial by the Company, and litigation may arise from time to time in the ordinary course of business. The process of resolving such matters through litigation or other means is inherently uncertain, and it is possible that the resolution of these matters could have a material adverse effect on the Company’s business and consolidated financial statements.

Resolved Litigation

Lemelson Patent Litigation

On November 23, 2001, the Lemelson Medical, Education & Research Foundation, LP filed an action in the U.S. District Court for the District of Arizona alleging patent infringement against the Company and others involving “machine vision” or “computer image analysis.” On March 20, 2002, the U.S. District Court for the District of Arizona entered an Order of Stay in the proceedings, pending the resolution of another suit before the U.S. District Court for the District of Nevada, which involves the same patents, but does not involve the Company. On January 23, 2004, that Nevada court issued an order determining that certain Lemelson patents, including the patents asserted against the Company, were unenforceable. Lemelson moved to amend or alter that judgment and on May 27, 2004, an amended judgment of non-infringement was entered. On June 22, 2004, Lemelson appealed the judgment to the U.S. Court of Appeals for the Federal Circuit. On September 9, 2005, the Federal Circuit Court of Appeals affirmed the district court’s opinion. On February 1, 2006, this matter was dismissed with prejudice.

Sodium Valproate

The Company filed an ANDA seeking FDA Approval to market a generic version of Depakote®, and in March 2000, Abbott Laboratories sued the Company in the U.S. District Court for the Southern District of Florida for patent infringement. The FDA refused to accept Andrx’s ANDA and as a result, the Company filed a 505(b)(2) application to market a sodium valproate product that is bioequivalent to Depakote. In May 2003, Abbott filed a new infringement complaint against the Company in the same U.S. District Court in connection with its new application. Both cases were consolidated and the original ANDA lawsuit was subsequently dismissed without prejudice. On December 27, 2005, the court entered an order denying Andrx’s motion for summary judgment. On July 7, 2006, the parties settled this matter and entered into a license agreement pursuant to which the Company can market and sell its sodium valproate product prior to the expiration of Abbott’s patents in January 2008. The precise terms of the settlement are confidential, but the settlement does not involve the exchange of any monetary consideration between the Company and Abbott.

Contingencies

On March 12, 2006, the Company entered into a Merger Agreement with Watson (see Note 2). The Merger Agreement contains certain termination rights for both the Company and Watson. Upon termination of the Merger Agreement under certain specified circumstances, the Company may be required to pay Watson a termination fee of $70,769. The Company has agreed to pay Banc of America Securities LLC, its financial advisor, an aggregate fee of approximately $14,200, $100 of which was payable at the time the engagement letter was executed, and the remainder of which is contingent upon the completion of the merger. Upon the completion of the proposed merger, the Company’s chief executive officer will be entitled to receive a cash transaction bonus of $1,701, payable in a single lump sum, less applicable withholding. This transaction bonus is subject to his continued employment with Andrx through the closing date of the merger, unless he is terminated earlier for reasons described in his letter agreement with Andrx dated March 12, 2006. In addition, pursuant to the employment agreements with certain of the Company’s executives, if the executives are terminated by the Company without cause or the executives resign their employment under certain defined circumstances, including but not limited to, the stockholders’ approval of the Merger Agreement, which occurred on June 28, 2006, the Company would be required to record an aggregate expense of approximately $9,400, consisting of approximately $4,400 in cash compensation to the executives for severance and, based on the executives’ unvested RSUs and stock options as of June 30, 2006, approximately $5,000 in non-cash share based compensation related to the acceleration of the vesting of such unvested RSUs and stock options. Both the chief executive officer’s transaction bonus and the executives’ compensation may be subject to gross-up payments for any potential amounts in golden parachute excise tax and Section 409A of the Internal Revenue Code of 1986, as amended.

In September 2005, the Company learned that the FDA had placed it in OAI status relating to the FDA’s May 2005 cGMP inspection of its Davie, Florida manufacturing facility and the related issuance of the May 2005 Form 483. The Company has fully responded to the May 2005 Form 483. The effect of an OAI designation is that FDA approval of pharmaceutical product applications are withheld. During the OAI status, the Company continues to submit and the FDA continues to review applications. In January 2006, the FDA conducted a regulatory inspection related to adverse drug event reporting and customer complaint handling and issued the January 2006 Form 483. On February 10, 2006, the Company responded to the January 2006 Form 483 and provided an update on May 25, 2006 to its response. On March 6, 2006, the FDA commenced a cGMP inspection of the Davie, Florida manufacturing facility and on April 18, 2006, the FDA issued the April 2006 Form 483. The Company submitted its response to the FDA on May 5, 2006, which addressed ongoing and planned improvements to enhance two quality systems and provided two updates on June 16, 2006 and July 20, 2006 to its response. The Company believes it has already implemented responsive actions to certain observations in the April 2006 Form 483, and is in the process of addressing the remainder of the observations. On July 25, 2006, the Company met with the FDA in Washington, D.C. to further discuss its responses to the April 2006 Form 483. The Company believes that resolution of the OAI status is primarily dependent upon resolving the FDA’s observations concerning the Davie, Florida manufacturing facility, which would include, among other things, the FDA’s assessment of the Company’s response to the April 2006 Form 483 and the FDA’s previous 483s. If at any time, the FDA determines that the Company’s compliance is not satisfactory, the FDA could initiate enforcement actions to address any cGMP or other violations. Such enforcement action could have a material effect on the Company’s business and consolidated financial statements.

Due to meeting certain specified requirements, the Company has received $30,000 in development milestone payments in connection with its agreement with Takeda to develop and thereafter manufacture a combination product consisting of the Company’s approved 505(b)(2) NDA extended-release metformin and Takeda’s Actos (pioglitazone). This entire amount is reflected as deferred revenue in the June 30, 2006 Unaudited Condensed Consolidated Balance Sheet as, under certain defined circumstances, Andrx may be required to repay all or a portion of the $30,000 in development milestone payments from Takeda.

In connection with the agreements with Sciele Pharma for the sale and licensing of certain rights and assets related to Altoprev, Andrx received $35,000 in proceeds, which are refundable if certain supply requirements, as defined, are not maintained over a specified period. This contingency abates ratably over a 30-month period beginning on August 1, 2005. As of June 30, 2006, the amount subject to this contingency was $22,167.

In 2001, Andrx entered into an employment agreement with its current president, which is deemed to be a modification to the exercise periods of stock options previously issued. In the event that this executive officer terminates his employment under certain provisions of his agreement, the Company would be required to revalue those stock options based on market conditions as of the date of the termination of employment, which may result in a non-cash compensation charge.

The Company is continuing its process of strategically evaluating its overall business, including focusing internal resources on commercializing generic versions of controlled-release and oral contraceptive products, as well as the contract development of brand products for out-licensing. The Company is also pursuing business development opportunities to in-license immediate-release products in order to optimize and leverage its generic sales, marketing and distribution operations. Such efforts also include transferring the manufacturing of its current or future products. The Company’s strategic plan will include evaluation of its core competencies, but will also include an assessment of industry trends and dynamics. In connection with the evaluation, the Company is also evaluating its long-term needs for property, plant and equipment, including current facilities and future capital expenditures and is currently conducting a strategic real estate and facilities plan review where alternate strategies are being developed to meet the Company’s future R&D, manufacturing, distribution and marketing operations needs through different real estate and occupancy actions or scenarios. Such initiatives may include consolidating certain existing facilities and/or expanding manufacturing capacity in certain facilities. The Company anticipates completing its strategic plan and adopting a course of action for its facilities in 2006. As a result of adopting a course of actions for its real estate and facilities, it is possible that the Company may incur additional impairment charges for its facilities, which cannot be estimated at this time but could have a material adverse effect on the Company’s business and consolidated financial statements (see Note 6).

Tax Matters

The IRS is in the process of concluding their audits for the years 1999 through 2002. Despite the Company’s belief that its tax return positions are correct, it is the Company’s policy to establish liabilities for uncertain tax positions that may be impacted by examinations by tax authorities. While it is difficult to predict the final outcome of any particular tax matter, the Company believes its tax liabilities are adequate. The Company’s liabilities for uncertain tax positions are analyzed periodically and adjustments are made as events occur to warrant such adjustment. It is reasonably possible that the Company’s effective tax rate and/or cash flows may be materially impacted by the ultimate resolution of its tax positions.